Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into effective November 1, 2015 (the “Effective Date”), by and between Aegis Identity Software, Inc., a Colorado corporation (the “Company”), and Hadley Evans, Jr. (“Executive”) (collectively, referred to as the “Parties”).

RECITALS

WHEREAS, Executive is employed by the Company as its Chief Financial Officer;

WHEREAS, the Company recognizes the important role that Executive plays in the success and continued success of the Company;

WHEREAS, the Company and Executive recognize the need for this Employment Agreement to clarify the Executive’s and the Company’s respective rights and obligations and to assure the services of Executive for the Company; and

WHEREAS, Executive is willing and desires to continue to be employed by the Company, and the Company is willing to continue to employ Executive, upon the terms, covenants and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the Parties do hereby agree as follows:

1.           Employment. The Company hereby employs Executive as Chief Financial Officer of the Company.  Executive will have such duties, responsibilities, power and authority as assigned to him by the President of the Company (“President”) and the Audit Committee of the Company’s Board of Directors (“Audit Committee”).  During his employment by the Company, Executive will devote substantially all his entire working time, attention and energies to the business of the Company and will not, without the prior written consent of the Board undertake any other business activities.

2.           Term of Employment. The term of this Agreement shall be for an initial period of fourteen (14) months commencing on the Effective Date and subject to termination as provided in Sections 7 or 8, will end on December 31, 2016; provided, that on December 31, 2016 and each subsequent December 31st, the term of Executive’s employment will automatically be extended by an additional year unless the Company or Executive gives the other party written notice, at least 60 days prior to the expiration of the then existing term, that it or he does not want the term to be so extended.  Such employment period, as may be so extended, will hereinafter be referred to as the “Term.”

3.            Base Salary.  During the Term, the Company will pay Executive a minimum base salary at the annual rate of $150,000, payable in accordance with the Company's regular payroll practices. Upon the Company’s receipt of funding from an Initial Stock Offering (“ISO”), the Company will pay Executive a minimum base salary of $175,000, payable in accordance with the Company’s regular payroll practices.  The President will review Executive’s base salary annually and may, in his sole discretion, increase his base salary based on his performance and the Company's performance. Such base salary, as may be increased, will hereinafter be referred to as Executive’s “Base Salary.”

4.           Quarterly Bonus. During the Term, Executive will be eligible to receive a quarterly bonus of $10,000 for each quarter beginning in 2016 and each year thereafter in which the Company experiences positive earnings before interest, taxes, depreciation and amortization (“EBITDA”) (the “Quarterly Bonus”). If earned, the Company shall pay Executive his Quarterly Bonus within 30 days of the end of each quarter.

5.           Existing Stock Options.  The Company expressly acknowledges that it will honor Executive’s previously awarded stock options, which are set forth as follows:

Options Awarded	Date Awarded	Vesting Date	Strike Price

200,000	8/3/2015	8/2/2017	$2.50

The terms and conditions of the stock options awards addressed above shall remain in full force and effect independent of any ISO.

6.           Other Benefits.

(a)           Employee Benefits. Executive will be eligible to participate in the employee benefit plans, programs and arrangements maintained by the Company.

(b)           Vacation. Executive will be entitled to not less than 15 days of paid vacation per calendar year in accordance with the Company's vacation policy as in effect from time to time.

(c)           Reimbursement. The Company will reimburse Executive for all reasonable expenses and disbursements in carrying out his duties and responsibilities under this Agreement in accordance with Company policy for executive officers as in effect from time to time.

(d)           Automobile Allowance. Upon the Company’s receipt of funding from an ISO, the Company will provide the Executive with an automobile during the Term of this Agreement.

7.           Termination of Employment (Non-Change in Control). Subject to Sections 9 and 13:

(a)           Resignation for Good Reason or Termination Without Cause. If Executive terminates his employment for Good Reason (as defined below) or he is terminated by the Company without Cause (as defined below) at any time during the Term, including by the Company giving him notice that it does not want the Term to be extended as provided in Section 1, Executive will receive a lump-sum cash payment equal to the sum of:

(i)           any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company's otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing through the date of termination; and

(ii)           an amount equal to 1.5 times the sum of (x) his then Base Salary and (y) his Quarterly Bonuses for the fiscal year of such termination, prorated for the number of days that have elapsed during such year.

(iii)           In addition to the foregoing lump-sum payment:

(iv)           the Company will continue Executive’s participation in the Company's medical, dental and vision plans (or if Executive is ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company providing substantially comparable benefits) for the 18 month period following the date of such termination;

(v)           outplacement services during the 6-month period following such termination provided by a service provider selected by the Company for the benefit of the Executive; and

(b)           Termination Other than for Good Reason or Termination for Cause. If Executive terminates his employment other than for Good Reason (including if Executive gives notice that he does not want to extend the Term as provided in Section 1) or if Executive is terminated by the Company for Cause, Executive will receive no further payments, compensation or benefits under this Agreement, except he will be eligible to receive, immediately upon the effectiveness of such termination, amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company's otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing prior to the effectiveness of Executive’s termination and such compensation or benefits that have been earned and will become payable without regard to future services.

(c)           Death, Disability or Retirement. If Executive’s employment terminates by reason of death, disability or retirement (as defined in the Company's equity compensation plan then in effect), Executive or his beneficiaries will receive a lump-sum cash payment equal to the sum of:

(i)           any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company's otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing through the date of termination; and

(ii)           Executive’s Quarterly Bonus for such year, prorated for the number of days that have elapsed during such year.

If Executive’s employment terminates by reason of Executive’s retirement, then in addition to benefits to which Executive may be entitled pursuant to this Agreement, his entitlements in connection with a termination of his employment pursuant to his retirement under the Company's otherwise applicable employee benefit and retirement plans and programs (including without limitation under the Company's equity compensation plans), will be determined in accordance with such applicable plans and programs.

For purposes of this Agreement, “Good Reason” means the Company's breach of any of its material obligations under this Agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days of receipt of notice thereof given by Executive. For purposes of thisAgreement, “Cause” means any of the following: (i) conviction of or pleading guilty to a felony, (ii) commission of intentional acts of misconduct that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill or business, or (iii) willful refusal or willful failure to perform Executive’s material duties under this Agreement after written demand that Executive does so. Termination of Executive’s employment shall not be deemed to be for Cause hereunder unless and until (A) written notice has been delivered to Executive by the Company that specifically identifies the Cause, which is the basis of the termination and, if the Cause is capable of cure, Executive has failed to cure or remedy the act or omission so identified within 14 calendar days after written notice of such breach. For purposes of this provision, no act or failure to act on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without reasonable notice to Executive setting forth the reasons, facts and circumstances for the Company's intention to terminate for Cause and an opportunity for Executive, together with his counsel, to be heard before the Board.

8.           Change in Control. Subject to Sections 9 and 13:

(a)           General. If there is a Change in Control (as defined below) and, within 18 months of such Change in Control, Executive terminates his employment for CIC Good Reason (as defined below) or he is terminated by the Company without Cause, Executive will receive a lump-sum cash payment equal to the sum of:

(i)           any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company's otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing through the date of termination;

(ii)           an amount equal to 2 times the sum of (x) his then Base Salary; and

(iii)           Executive’s Quarterly Bonuses for the fiscal year of such termination, prorated for the number of days that have elapsed during such year.

In addition to the foregoing lump-sum payment:

(iv)           the Company will continue Executive’s participation in the Company's medical, dental and vision plans (or if Executive is ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company providing substantially comparable benefits), for the 24-month period following the date of such termination; and

(v)           all unvested stock options, restricted stock and other equity awards then held by Executive will fully vest and become exercisable as of the effective date of such termination.

For purposes of this Agreement, “Change in Control” shall mean the first to occur of:

(i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as from time to time amended) of the beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of all outstanding securities of the Company;

(ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

(iii) a reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding directly or indirectly those securities immediately prior to such merger;

(iv) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

(v) the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company; or

(vi) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who are members of the board of directors of the Company before the Transaction will cease to constitute a majority of the board of directors of the Company or any successor thereto.

Notwithstanding the foregoing, in no event will a Change in Control be considered to have occurred as a result of (i) the distribution by the Company to its stockholders of stock in an Affiliate; (ii) the contribution by the Company of some or all of its assets in a transaction governed by Section 351 of the Code; (iii) any inter-company sale or transfer of assets between the Company and any Affiliate; (iv) a dividend distribution by the Company; (v) a loan by the Company to any third party or an Affiliate; (vi) a Transaction, or series of Transactions, after which an Affiliate of the Company before such Transaction or series of Transactions, is either directly or indirectly in control of the Company thereafter; (vii) if the controlling shareholder is a trust, the acquisition, directly or indirectly, of the beneficial ownership of securities of the Company by any beneficiary of such trust if such beneficiary has a greater than 25% interest in such trust, or any descendants, spouse, estate or heirs of any such beneficiary, or a trust established for such beneficiary or for any descendants, spouse or heirs of such beneficiary; or (viii) the first underwritten primary public offering of the shares of common stock of the Company pursuant to an effective registration statement (other than a registration statement on Form S-4 or Form S-8 or any similar or successor form) under the Securities Act of 1933, as from time to time amended (an ISO). For purposes of this Agreement, “Affiliate” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company, including, without limitation, any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Internal Revenue Code of 1986, as from time to time amended (the "Code").

For purposes of this Agreement, “CIC Good Reason” means any of:

(i) the material diminution of Executive’s position (including titles and reporting relationships), duties or responsibilities, excluding immaterial actions not taken in bad faith;

(ii) the breach by the Company of any of its material obligations under this Agreement, excluding immaterial actions (or failures or action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days after receipt of notice thereof given by Executive;

(iii) any requirement by the Company that Executive relocate to the Denver metropolitan area or any restriction on Executive’s ability to commute from California as set forth in Section 6 above.

(b)           Tax Indemnity. If it is determined that any payments and benefits that Executive receives from the Company or an Affiliate as a result of the Change in Control will result in him being subject to an excise tax under Section 4999 of the Code, then the Company will make a Gross-Up Payment (as defined below) to or on his behalf as and when any such determination is made; provided, Executive takes such action (other than waiving his right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge such tax. Any such determination will be made in accordance with Sections 280G and 4999 of the Code and any other applicable law, regulations, rulings or case law. If the Company reasonably requests that Executive take action to avoid assessment of, or to mitigate or challenge, any such tax or assessment, including restructuring his right to receive any payments or benefits to which he is entitled (other than under this paragraph), Executive agrees to consider such request (but in no event to waive or limit his right to any payments or benefits in a manner that would not be neutral to him from a financial point of view), and in connection with any such consideration, the Company will provide such information and advice as Executive may reasonably request and will pay for all reasonable expenses incurred in effecting his compliance with such request and any related taxes, fines, penalties, interest and other assessments. The term “Gross-Up Payment” means an additional amount such that he will, on an after-tax basis (including any income tax, payroll tax, further excise tax, interest, penalties and other assessments levied on any payment or benefit) receive the full amount of the payments and benefits for which the Company is liable, as if there was no excise tax under Section 4999 of the Code on any of his payments or benefits. To the extent permitted by applicable law, Executive agrees to return to the Company the excess of any Gross-Up Payment made to him over the payment that would have been sufficient to put Executive in such same after-tax position. Nothing in this Section 10 is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or payment obligation hereunder would do so, such obligation will be modified so as to make the advance a nonrefundable payment to him and the payment obligation null and void. This Section 9 will continue in effect until Executive agrees that all of the Company's obligations to him under this Section 9 have been satisfied in full or a court of competent jurisdiction makes a final determination that the Company has no further obligations to him under this Section 10, whichever comes first.

9.           Release. Other than if Executive’s employment terminates by reason of death or disability, any payment or benefit that he is eligible to receive under Sections 7 or 8 will be contingent on Executive’s execution of a release prior to or concurrently with the provision of such payment or benefit. The payments or benefits Executive is eligible to receive under Sections 7 or 8 are in lieu of any termination payments or benefits which he might otherwise be eligible to receive under any standard severance policy maintained by the Company and/or its Affiliates.

10.           Covenants. In exchange for the remuneration outlined above, in addition to providing service to the Company as set forth in this Agreement, Executive agrees to the following covenants:

(a)           Confidentiality. Executive acknowledges that during his employment, he will occupy a position of trust and confidence. Accordingly, Executive agrees that following any termination of his employment, he will keep confidential any trade secrets and confidential or proprietary information of the Company and its affiliates which are now known to him or which hereafter may become known to Executive as a result of his employment or association with the Company and will not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Company during, and at all times after, the termination of his employment. For purposes of this Agreement, “trade secrets and confidential or proprietary information” means information unique to the Company or an affiliate of the Company which has a significant business purpose and is not known or generally available from sources outside the Company or typical of industry practice, but will not include any of the foregoing (i) that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of Executive, or (ii) that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency; provided that Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment.

(b)            Non-Competition. Executive further covenants that during his employment and during the Restricted Period (as defined below), he will not, for himself or on behalf of any other person, partnership, company or corporation, in the United States of America, directly or indirectly, engage in, acquire any financial or beneficial interest in (except as provided in the next sentence), be employed by, or own, manage, operate or control any entity which is engaged in, any business in competition with any business of the Company or any subsidiary of the Company. Notwithstanding the preceding sentence, (i) Executive will not be prohibited from owning less than 1% of any publicly traded corporation, whether or not such corporation is in competition with the Company, and (ii) will not be prohibited during the Restricted Period from being employed by or providing services to a company with multiple product-lines and/or service lines where one or more of its product-lines or service-lines is in competition with the Company so long as Executive has no direct or indirect contact with the units(s) involved with the competitive products/services. For purposes of this Agreement, “Restricted Period” means the longer of (i) the 1-year period following termination of Executive’s employment, or (ii) in the event Executive receives payments pursuant to Sections 7(a), the 18-month period following termination of Executive’s employment, or (iii) in the event he receives payments pursuant to Section 8(a), the 2-year period following termination of Executive’s employment.

(c)           Non-Solicitation of Employees. Executive further covenants that during his employment and during the Restricted Period, Executive will not, directly or indirectly, hire, or cause to be hired by an employer with whom he may ultimately become associated, any employee of the Company or a subsidiary of the Company at the time of termination of Executive’s employment with the Company.

(d)           Equitable Relief and Other Remedies. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section 10 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(e)           Reformation. If it is determined by a court of competent jurisdiction that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the law of that jurisdiction, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that jurisdiction.

(f)           Survival of Provisions. Without effect as to the survival of other provisions of this Agreement intended to survive the termination or expiration of Executive’s employment, the obligations contained in this Section 11 will survive the termination or expiration of Executive’s employment with the Company and will be fully enforceable thereafter.

11.           Indemnification. The Company will indemnify and make permitted advances to Executive to the fullest extent permitted by applicable law, if Executive is made or threatened to be made a party to a proceeding by reason of his being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates or his having served on any other enterprise as a director, officer or employee at the request of the Company. In addition, the Company will maintain insurance, at its expense, to protect Executive against any such expense, liability or loss to which Executive would be entitled to indemnification or reimbursement under the foregoing sentence.

12.            Representations. By signing this Agreement, Executive represents that he is not subject to any employment agreement or non-competition agreement that could subject the Company or any of its affiliates to any future liability or obligation to any third party as a result of the execution of this Agreement and his employment by the Company.

13.           Timing and Form of Payments under Sections 8 and 9. All payments due to Executive under Sections 7 and 8 above shall be made no later than two and one-half months following his separation from service unless the following provisions pertaining to specified employees is applicable. Executive is likely to be a specified employee (as defined in Treas. Reg. § 1.409A-l(i)) as of the date of a separation from service. All payments to be made to Executive under Sections 7 or 8 may not be made before the date that is six months after the date of separation from service (or, if earlier than the end of the six-month period, the date of Executive’s death). For this purpose, if Executive is not a specified employee as of the date of a separation from service, he will not be treated as subject to this requirement even if Executive would have become a specified employee if he had continued to provide services through the next specified employee effective date. Similarly, if Executive is treated as a specified employee as of the date of a separation from service, he will be subject to this requirement even if he would not have been treated as a specified employee after the next specified employee effective date had Executive continued providing services through the next specified employee effective date.

14.           Miscellaneous Provisions.

(a)           This Agreement may not be amended or terminated without the prior written consent of the Executive and the Company.

(b)           This Agreement may be executed in any number of counterparts, which together will constitute but one agreement.

(c)           This Agreement will be binding on and inure to the benefit of the Parties’ respective successors and permitted assigns and Executive’s heirs and other legal representatives. If Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate. The rights and obligations described in this Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, the Company may assign its rights and obligations described in this Agreement without Executive’s consent upon the transfer of all or substantially all of the business and/or assets of the Company (whether by purchase, merger, consolidation or otherwise).

(d)           Subject to Section 10, all disputes arising under or related to this Agreement will be resolved by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect, with such arbitration to be conducted by the Judicial Arbitration Group, 1801 Blake Street, Suite 400, Denver, Colorado 80202, as the sole and exclusive remedy of either party.

(e)           All notices under this Agreement will be in writing and will be deemed effective when delivered in person, by email, by overnight mail, or 5 days after deposited in the U.S. mail, postage prepaid, for delivery and registered or certified mail, addressed to the respective party at the address or email address set forth below or to such other address or email address as may later be designated by the Parties.  Unless otherwise notified, notice will be sent to each party as follows:

To Executive:

Hadley Evans, Jr.
750 W Hampden Ave Ste. 120
Englewood, CO 80110
e-mail: hadley.evans@aegisidentity.com

To Company:

Aegis Identity Software, Inc.
750 W Hampden Ave Ste. 120
Englewood, CO 80110
Attn:  Robert Lamvik
President
e-mail: bob.lamvik@aegisidentity.com

(f)           This Agreement will be governed by and construed and entered in accordance with the laws of the State of Colorado without reference to rules relating to conflict of laws.

(g)           This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereto and supersedes all prior agreements and understandings, both written and oral, between the Company (or its affiliates) and Executive with respect to the subject matter hereof.  This Agreement further supersedes any inconsistent provisions of any plan, policies or arrangements that would otherwise be applicable to Executive to the extent such provisions would limit any rights granted to Executive hereunder or expand any restrictions imposed upon Executive.  Notwithstanding the foregoing to the contrary, Executive’s prior agreements relating to his stock options identified in Section 5 and Executive’s Benefits identified in Section 6 above, shall remain in full force and effect.

IN WITNESS THEREOF, the Parties hereto have caused this Employment Agreement to be executed as of the Effective Date.

EMPLOYEE

By: /s/ Hadley Evans, Jr.
      Hadley Evans, Jr.

Aegis Identity Software, Inc.,
a Colorado corporation

By: /s/ Robert D. Lamvik
       Robert D. Lamvik, President and CEO